EXHIBIT 10.37


NEWS RELEASE

                                                                        CONTACT:
                                                                     Carl Nicola
                                                 National Wireless Holdings Inc.
                                                                    212 582-1212


FOR IMMEDIATE RELEASE



NATIONAL WIRELESS ENTERS INTO LETTER OF INTENT WITH BELLSOUTH FOR
MIAMI WIRELESS CABLE ASSETS


New York, New York, September 18, 1996 - National Wireless Holdings Inc. (Nasdaq: NWIR) has entered into a non-binding letter of intent with BellSouth Corporation for the sale of its South Florida TV subsidiary, with all of its wireless cable assets in the Miami area, to BellSouth for $48 million in stock. The transaction is subject to completion of due diligence and negotiation of definitive agreements. There can be no assurance that such agreements will be entered into or that the transaction can be completed as proposed. Further details are not being disclosed at this time pending the outcome of talks between the parties.

National Wireless Holdings is a holding and strategic resources company for wireless cable systems. If the transaction is completed as proposed, NWIR will have approximately $63MM of cash and marketable securities, a full service teleport and satellite uplink facility in Miami, and strategic alliances with EDSS, a provider of proprietary software which enables physicians to transmit electronically healthcare claims directly to over 150 insurance companies, and Spike Technologies, which has developed proprietary bidirectional point to multipoint microwave antenna technology.